Free Writing Prospectus pursuant to Rule 433 dated December 19, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Performance of the Worst-Performing of the State Street® Technology Select Sector SPDR® ETF, the State Street® Utilities Select Sector SPDR® ETF and the State Street® SPDR® S&P® Biotech ETF due January 5, 2032

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		Call observation dates	Call payment dates	Call premium amount
		January 6, 2027	January 11, 2027	at least 10.2%

You should read the accompanying preliminary pricing supplement dated December 19, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		March 30, 2027	April 2, 2027	at least 12.75%
		June 30, 2027	July 6, 2027	at least 15.3%
		September 30, 2027	October 5, 2027	at least 17.85%
		December 30, 2027	January 4, 2028	at least 20.4%
KEY TERMS		March 30, 2028	April 4, 2028	at least 22.95%
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	June 30, 2028	July 6, 2028	at least 25.5%
		October 2, 2028	October 5, 2028	at least 28.05%
Underlying ETFs (each individually, an underlying ETF):

the State Street® Technology Select Sector SPDR® ETF (current Bloomberg symbol: “XLK UP Equity”), the State Street® Utilities Select Sector SPDR® ETF (current Bloomberg symbol: “XLU UP Equity”) and the State Street® SPDR® S&P® Biotech ETF (current Bloomberg symbol: “XBI UP Equity”)

		January 2, 2029	January 5, 2029	at least 30.6%
		April 2, 2029	April 5, 2029	at least 33.15%
		July 2, 2029	July 6, 2029	at least 35.7%
Indices (each individually, an index)	with respect to an underlying ETF, the index tracked by such underlying ETF	October 1, 2029	October 4, 2029	at least 38.25%
		December 28, 2029	January 3, 2030	at least 40.8%
Pricing date:	expected to price on or about December 30, 2025	April 1, 2030	April 4, 2030	at least 43.35%
Original issue date:	expected to be January 5, 2026	July 1, 2030	July 5, 2030	at least 45.9%
Call observation dates:	as set forth under “Call observation dates” below	September 30, 2030	October 3, 2030	at least 48.45%
Call payment dates:	as set forth under “Call payment dates” below	December 30, 2030	January 3, 2031	at least 51%
Valuation date:	expected to be December 30, 2031	March 31, 2031	April 3, 2031	at least 53.55%
Stated maturity date:	expected to be January 5, 2032	June 30, 2031	July 3, 2031	at least 56.1%
Automatic call feature:

if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its call threshold price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		September 30, 2031	October 3, 2031	at least 58.65%

Hypothetical Payment Amount At Maturity*
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final ETF price of each underlying ETF is greater than or equal to its downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•
if the final ETF price of any underlying ETF is less than its downside threshold price, $1,000 × the worst performing ETF performance factor
The Securities Have Not Been Automatically Called
		Hypothetical Final Share Price of the Worst Performing Underlying Stock (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	161.200%
Initial ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the pricing date	175.000%	161.200%
		150.000%	161.200%
		125.000%	161.200%
Final ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the valuation date	100.000%	161.200%
		95.000%	161.200%
		92.000%	161.200%
		90.000%	161.200%
		89.999%	89.999%
		75.000%	75.000%
Call threshold price:	with respect to each underlying ETF, 90.00% of such underlying ETF’s initial ETF price	50.000%	50.000%
		30.000%	30.000%
Downside threshold price:	with respect to each underlying ETF, 90.00% of such underlying ETF’s initial ETF price	25.000%	25.000%
		0.000%	0.000%
Call premium amount (set on the pricing date):	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below
*assumes a maturity date premium amount of 61.20%
Maturity date premium amount (set on the pricing date):	at least 61.20%
ETF performance factor:	with respect to each underlying ETF, the final ETF price / the initial ETF price
Worst performing underlying ETF:	the underlying ETF with the lowest ETF performance factor
Worst performing ETF performance factor:	the ETF performance factor of the worst performing underlying ETF
CUSIP / ISIN:	40058WL46 / US40058WL464
Estimated value range:	$865 to $925 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the State Street® Technology Select Sector SPDR® ETF, the State Street® Utilities Select Sector SPDR® ETF and the State Street® SPDR® S&P® Biotech ETF. The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of each underlying ETF, and in each case not to that of the index on which such underlying ETF is based.

Your securities will be automatically called if the closing price of each underlying ETF on any call observation date is greater than or equal to its call threshold price, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, you may lose a significant portion or all of your investment in the securities. You will not participate in any appreciation of the underlying ETFs.

The securities are for investors who seek a return of between at least 10.20% and at least 61.20%, depending on if and when the securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated December 19, 2025
•
General terms supplement no. 17,744 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., with respect to an underlying ETF to which your securities are linked, the stocks comprising such underlying ETF. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Worst Performing Underlying ETF
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Prices of the Underlying ETFs at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying ETF
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying ETF, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying ETF
▪
You are Exposed to the Market Risk of Each Underlying ETF
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETFs or the Underlying ETF Stocks
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETFs or Any Underlying ETF Stocks
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETFs

▪
The Policies of the Underlying ETF’s Investment Advisor For Any Underlying ETF and of the Index Publisher of the Index Tracked By Any Underlying ETF Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

▪
Each Underlying ETF and Its Index Are Different and the Performance of Each Underlying ETF May Not Correlate With the Performance of Its Index

Additional Risks Related to the State Street® Technology Select Sector SPDR® ETF

▪
The State Street® Technology Select Sector SPDR® ETF Is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure
▪
The State Street® Technology Select Sector SPDR® ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the State Street® Utilities Select Sector SPDR® ETF

▪
The State Street® Utilities Select Sector SPDR® ETF Is Concentrated in the Utilities Sector and Does Not Provide Diversified Exposure

Additional Risks Related to the State Street® SPDR® S&P® Biotech ETF

▪
The State Street® SPDR® S&P® Biotech ETF Is Concentrated in Biotechnology Companies and Does Not Provide Diversified Exposure

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.